EXHIBIT 8
AGREEMENT

Agreement, dated March 9, 2010 (this “Agreement”), by and between Cedar Shopping Centers, Inc., a Maryland corporation (the “Company”), and RioCan Holdings USA Inc., a Delaware corporation (the “Purchaser”).

W I T N E S S E T H :

WHEREAS, the Company and the Purchaser entered into that certain Securities Purchase Agreement, dated October 26, 2009, as amended (the “Securities Purchase Agreement”), pursuant to which the Purchaser acquired shares of common stock of the Company (“Common Stock”) and a warrant to acquire additional shares of Common Stock;

WHEREAS, the Company and the Purchaser entered into that certain Registration Rights Agreement, dated October 30, 2009, as amended (the “Registration Rights Agreement”), pursuant to which the Purchaser was granted certain registration rights with respect to Registrable Securities (as defined therein) acquired by the Purchaser pursuant to the Securities Purchase Agreement;

WHEREAS, the Company and the Purchaser entered into that certain Agreement, dated February 5, 2010, pursuant to which the Purchaser purchased 1,250,000 additional shares of Common Stock at a purchase price of $6.60 per share and certain amendments were made to the Securities Purchase Agreement and the Registration Rights Agreement;

WHEREAS, the Company and the Purchaser entered into that certain Agreement, dated March 3, 2010, pursuant to which the Securities Purchase Agreement was amended to permit the Purchaser’s participation in the Company’s Dividend Reinvestment and Direct Stock Purchase Plan;

WHEREAS, in connection with a public offering, the Company has entered into that certain Underwriting Agreement, dated February 2, 2010 (the “Underwriting Agreement”), with KeyBanc Capital Markets Inc., Raymond James & Associates, Inc. and the other Underwriters (as defined therein) identified on Schedule A thereto;

WHEREAS, in connection with such public offering, the Company has filed with the Securities and Exchange Commission the Registration Statement (as defined in the Underwriting Agreement) and the Prospectus (as defined in the Underwriting Agreement);

WHEREAS, in connection with such public offering, KeyBanc Capital Markets Inc., Raymond James & Associates, Inc. and the other Underwriters (as defined in the Underwriting Agreement) are exercising a portion of their over-allotment option; and

WHEREAS, in connection with the exercise of the over-allotment option, the Company desires to issue and sell to the Purchaser additional shares of Common Stock and the Purchaser desires to purchase from the Company additional shares of Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration set forth herein, the parties hereto agree as follows:

Section 1.  Purchase.  Subject to the terms and conditions set forth herein, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company 100,000 shares of Common Stock which shall be validly issued, fully paid, non-assessable and free and clear of any liens, other than liens created by the Purchaser (collectively, the “Shares” and each individually, a “Share”), at a purchase price of $6.60 per Share.

Section 2.  Purchase Price.  The purchase price payable by the Purchaser hereunder for the Shares is $660,000.00, which will be paid by the Purchaser to the Company as of the date hereof by means of a wire transfer to an account and depository designated by the Company to the Purchaser in writing.

Section 3.  Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place as of the date hereof or on such other date as the parties may mutually agree.  At the Closing, (i) the Purchaser shall deliver to the Company the purchase price as set forth in Section 2 and (ii) the Company shall deliver to the Purchaser (A) the Shares and (B) an opinion letter from Stroock & Stroock & Lavan LLP in the form attached hereto as Schedule A.

Section 4.  Representations and Warranties of the Company.  As of the date hereof, the Company makes to the Purchaser those representations and warranties made by the Company in Section 1(a) (Representations and Warranties by the Company and the Operating Partnership) of the Underwriting Agreement, provided that, for purposes of this Agreement, the word “Securities” in each such representation and warranty shall be replaced by “Shares”.  As of the date hereof, the Company further makes to the Purchaser that representation and warranty made by the Company in Section 2.30 (Private Offering) of the Securities Purchase Agreement, provided that, for purposes of this Agreement, the word “Shares” shall have the meaning ascribed thereto in this Agreement.

Section 5.  Representations and Warranties of the Purchaser.  The Purchaser makes to the Company those representations and warranties made by the Purchaser in Sections 3. 1 (Due Organization), 3.2 (Authorization), 3.3 (No Violations), 3.4 (Investment Intent), 3.5 (No Registration under Federal or State Securities Laws), 3.6 (Investment Experience), 3.7 (Investment Risks), 3.10 (Financial Resources) and 3.11 (Opportunity for Independent Investigation) of the Securities Purchase Agreement, provided that, for purposes of this Agreement, the word “Shares” shall have the meaning ascribed thereto in this Agreement.

Section 6.  Representations and Warranties of the Parties.  Each party hereby represents and warrants: (i) the execution, delivery and performance of this Agreement is within its power, has been duly authorized by all necessary action and, where applicable, is not in contravention of any of its organizational documents; (ii) this Agreement has been duly executed and delivered by such party; and (iii) this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

Section 7.  Successors and Assigns.  This Agreement is solely for the benefit of and shall be binding upon the parties and their respective successors and permitted assigns, including, without limitation, any successor of the Company by merger, acquisition, reorganization, recapitalization or otherwise.  Neither the Company nor the Purchaser may assign this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of the other party; provided, however, that the Purchaser may assign its rights, duties or obligations hereunder to any affiliate of the Purchaser, provided that such affiliate agrees to be bound by the terms of this Agreement as a Holder (as such term is defined in the Registration Rights Agreement).  Except as expressly set forth herein, nothing herein shall be construed to provide any rights to any other entity or individual.

Section 8.  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Section 9.  Headings.  Section headings are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement.

Section 10.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York governing contracts to be made and performed therein without giving effect to principles of conflicts of law, and, with respect to any dispute arising out of this Agreement, each party hereby consents to the exclusive jurisdiction of the courts sitting in the City of New York as provided in Section 10.15 of the Securities Purchase Agreement.

Section 11.  Survival of Representations and Warranties.  All representations and warranties contained in this Agreement shall remain operative and in full force and effect regardless of delivery of and payment for the Shares.

Section 12.  Severability.  Should any part, term, condition or provision hereof or the application thereof be declared illegal, invalid or otherwise unenforceable or in conflict with any other law by a court of competent jurisdiction, the validity of the remaining parts, terms, conditions or provisions of this Agreement shall not be affected thereby, and the illegal, invalid or unenforceable portions of this Agreement shall be and hereby are redrafted to conform with applicable law, while leaving the remaining portions of this Agreement intact, except to the extent necessary to conform to the redrafted portions hereof.

Section 13.  Further Assurances.  Each party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and documents and to take all such actions, in each case as may be necessary or proper to carry out the provisions and purposes of this Agreement.

Section 14.  Entire Understanding.  This Agreement and the exhibits attached hereto state the entire understanding between the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof.  This Agreement may not be amended, modified or waived except by an instrument in writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CEDAR SHOPPING CENTERS, INC.

By:	/s/ Leo S. Ullman
Name: Leo S. Ullman
Title: President

RIOCAN HOLDINGS USA INC.

By:	/s/ Raghunath Davloor
Name: Raghunath Davloor
Title: Senior Vice President, Chief Financial Officer and Secretary